Exhibit 10.56

[FORM OF AGREEMENT REGARDING USE OF AIRCRAFT INTEREST]
THIS AGREEMENT REGARDING USE OF AIRCRAFT INTEREST (the “Agreement”) is entered into as of this [___] day of [_______] 201[_], by and between RenaissanceRe Holdings Ltd. (the “Company”), and [_______] (“Executive”).
RECITALS
A.Whereas, RenaissanceRe Holdings Ltd. (the “Company”) owns an interest in the use of an aircraft (the “RenRe Aircraft Interest”) operated through a NetJets Aviation Inc. (“NetJets”) program; and
B.    Whereas, Executive is permitted to use the RenRe Aircraft Interest for Executive’s personal use under Executive’s employment arrangements with the Company for up to [__]-hours per year for personal travel (the “Cap”); and
C.    Whereas, from time to time, the RenRe Aircraft Interest is not fully utilized by the Company or by the Company’s executives pursuant to their respective employment arrangements (such available use, the “Available Hours”); and
D.    Whereas, the Compensation Committee of the Board of Directors of the Company believes it is in the best interests of the Company to allow Executive to utilize Available Hours in respect of the RenRe Aircraft Interest in addition to the Cap, provided that (i) the Company, in its sole discretion, determines at the time of Executive’s request, to allow Executive use of a portion of the Available Hours and (ii) Executive pays in full and in advance the aggregate incremental cost incurred by the Company in connection with any such hours beyond the Cap in a manner that complies with the relevant provisions of the Sarbanes-Oxley Act of 2002 and Federal Aviation Administration (“FAA”) regulations.
NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
1.    Part 135 Instruction. Subject to Sections 3 and 4, the Company agrees to provide a standing instruction to NetJets to ensure that, and Executive agrees that, any flight taken by Executive pursuant to the RenRe Aircraft Interest for Executive’s personal use will be pursuant to Part 135 of the Federal Aviation regulations.
2.    Payment for Flights. Subject to Section 3, Executive agrees to fund a Company account with cash in an amount of not less than $[_______], which cash may be drawn upon at any time by the Company to cover the aggregate incremental cost incurred by the Company in connection with any hours of flight taken by Executive pursuant to the RenRe Aircraft Interest for Executive’s personal use beyond the Cap. To the extent the Company withdraws cash from the account to cover the aggregate incremental cost of any flight in accordance with this Section 2, Executive shall deposit an amount of money into the account so that it again contains an aggregate amount of not less than $[_______]. “Aggregate incremental cost” shall be calculated in the same manner as prescribed by Regulation S-K and the rules and other guidance of the Securities and Exchange Commission.
3.    Applicability of Provisions. The provisions of Sections 1 and 2 of this Agreement shall only apply in instances in which Executive uses the RenRe Aircraft Interest for personal use and only for hours flown for Executive’s personal travel in excess of the Cap during the year.

Exhibit 10.56

4.    Company Discretion. The Company reserves the right, at any time and from time to time, to refuse Executive’s request to use Available Hours for reasons determined by the Company in its sole discretion, including, without limitation, that the proposed use would interfere with or affect other anticipated use of the RenRe Aircraft Interest.
5.    Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof
6.    General.
(a)    This Agreement shall be governed by and construed in accordance with the laws of Bermuda.
(b)    Neither this Agreement nor any rights or obligations hereunder shall be assigned or transferred by Executive.
(c)    This Agreement shall be binding upon and inure to the benefit of Executive and the Company and its successors and assigns.
(d)    No amendment, modification or termination of this Agreement shall be effective unless in writing signed by both parties hereto.
(e)    This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same Agreement.
*    *    *
[Signatures appear on following page.]

Exhibit 10.56

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.
RENAISSANCERE HOLDINGS LTD.

By	______________________________
Name:
Title:

__________________________________

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